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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


The Board of Directors
True Temper Sports, Inc.


The audit referred to in our report dated March 10, 1999 included the related financial statement schedule as of and for the year ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Memphis, Tennessee
June 1, 1999